Exhibit 99.1
Iteris Reports Record Fiscal 2024 Full Year Revenue of $172.0 million, Up 10% Year Over Year
Reports record net new bookings of $53.3 million for fiscal 2024 fourth quarter, up 20% year over year
AUSTIN, TX – June 13, 2024 – Iteris, Inc. (NASDAQ: ITI), the global leader in smart mobility infrastructure management, today reported financial results for its fiscal fourth quarter and full year ended March 31, 2024.

Fiscal 2024 Fourth Quarter Financial Highlights

•Revenues of $42.8 million, up 1% compared to an unusually strong prior year period
•Gross margins of 37.4%, up 558 basis points year over year
•Record net new bookings of $53.3 million, up 20% year over year
•Backlog of $123.8 million as of March 31, 2024, up 8% year over year
•GAAP net income of $0.1 million, or $0.00 per diluted share, a $0.6 million or $0.01 per share improvement from the same period in the prior year
•Adjusted EBITDA of $2.8 million or 6.7% of revenue, an increase of $1.4 million or approximately double year over year, and 333 basis points improvement year over year when measured as a percentage of revenue (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•Adjusted Net Income of $2.9 million, or $0.07 per diluted share, a $0.04 per share improvement from the same period in the prior year (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•Cash and cash equivalents increased $4.7 million, resulting in a balance of $25.9 million as of March 31, 2024

Fiscal 2024 Full Year Financial Highlights

•Record revenues of $172.0 million, up 10% over prior year
•Gross margins of 37.6%, up 1,063 basis points year over year
•Record net new bookings of $181.6 million, up 7% year over year
•GAAP net income of $3.1 million, or $0.07 per share, a $18.0 million or $0.42 per share improvement year over year
•Adjusted EBITDA of $12.9 million or 7.5% of revenue, a $19.5 million or 1,174 basis points improvement year over year (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•Adjusted Net Income of $12.7 million, or $0.29 per diluted share, a $0.46 per share improvement from the prior year (see “Non-GAAP Financial Measures and Reconciliation” below for important information)
•Cash and cash equivalents increased $9.3 million, resulting in a 55.8% increase year over year as of March 31, 2024

Management Commentary:
“Our fiscal 2024 full-year results demonstrate Iteris has achieved a critical inflection point,” said Joe Bergera, president and CEO of Iteris. “With the impact of COVID-19 and associated supply change disruptions in our rearview mirror, we are pleased to see the financial and operational benefits of our platform strategy reflected in four consecutive quarters of year-over-year revenue and earnings growth. Likewise, we are delighted that customer adoption of our ClearMobility Platform continues to outpace market growth rates, resulting in sustained market share gains.
“Looking ahead, we believe our portfolio of smart mobility infrastructure management solutions will continue to benefit from positive tailwinds, including historic federal funding from the Infrastructure Investment and Jobs Act. Therefore, over the long term, we continue to anticipate strong organic revenue growth consistent with our Vision 2027 targets, which assume a five-year organic revenue CAGR of approximately 14%, as well as further adjusted EBITDA margin improvement consistent with our fiscal 2027 target of adjusted EBITDA margins in the range of 16% to 19% of revenue.”

Fiscal 2025 Full Year Outlook

•Total revenues of $188.0 million to $194.0 million, representing organic growth of 11% year over year at the mid-point of the guidance range
•Adjusted EBITDA margin in the range of 8.0% to 10.0% of revenue, representing a 150 basis points improvement at the midpoint of the guidance range (see “Non-GAAP Financial Measures and Reconciliation” below for important information)

Fiscal 2025 First Quarter Outlook

•Total revenues of $43.5 million to $45.5 million, representing organic growth of 2% year over year at the mid-point of the guidance range due to the timing of new product introduction cycles
•Adjusted EBITDA margin in the range of 5.5% to 6.5%, representing a 324 basis points decline year over year at the midpoint of the guidance range due to anticipated investments in research and development and sales to support recent and planned new product releases (see “Non-GAAP Financial Measures and Reconciliation” below for important information)

GAAP Fiscal Fourth Quarter 2024 Financial Results
Revenues in the fourth quarter of fiscal 2024 increased 1% to $42.8 million, compared with $42.4 million in the same quarter a year ago. This growth was driven primarily by increased services revenue, in particular for consulting services and software.
Operating expenses in the fourth quarter increased $2.0 million to $16.0 million, with almost half of the increase due to higher litigation expenses, and partially the result of higher research and development costs.
Net income in the fourth quarter was approximately $0.1 million, or $0.00 per share, compared with a net loss of approximately $0.5 million, or $(0.01) per share, in the same quarter a year ago. The improvement was primarily attributable to the reduced negative impact on gross margins caused by supply chain constraints and the resulting high raw material costs.
GAAP Fiscal Year 2024 Financial Results
Revenues in fiscal 2024 increased 10% to $172.0 million, compared with $156.1 million in fiscal 2023. This growth was driven primarily by revenue increases for our sensor products, and Services associated with our ClearMobility Platform solutions.
Operating expenses in fiscal 2024 increased 9% to $61.8 million, compared with $56.5 million in fiscal 2023, but declined 32 basis points when measured as a percentage of revenue. Approximately 54% of the $5.2 million cost increase was due to higher litigation expenses, with the remainder primarily reflecting increased sales and marketing cost and higher research and development expenses.
Net income in fiscal 2024 was approximately $3.1 million or $0.07 per share, compared to a net loss of approximately $14.9 million, or $(0.35) per share, in the previous year period. The improvement was primarily attributable to the reduced negative impact on gross margins caused by supply chain constraints and the resulting high raw material costs, which negatively impacted fiscal 2023 by approximately $16.0 million.
Non-GAAP Fiscal Fourth Quarter and Fiscal Year 2024 Financial Results
In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Iteris (the “Company”) has included the following non-GAAP financial measure: net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring charges, other legal expenses, and acquisition earnout payments (“Adjusted EBITDA”). Components of this financial measure may be adjusted from time to time to reflect specific events and circumstances as they occur. A discussion of the Company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” along with a reconciliation of Adjusted EBITDA to net income (loss).
Adjusted EBITDA in the fourth quarter of fiscal 2024 was approximately $2.8 million, or 6.7% of total revenues, compared with approximately $1.4 million, or 3.3% of total revenues, in the same quarter a year ago. The improvement mirrors the increase in GAAP earnings as described above, except for the current year’s increase in other legal expenses.

Adjusted EBITDA in fiscal 2024 was approximately $12.9 million, or 7.5% of total revenues, compared with approximately $6.6 million loss, or (4.2)% of total revenues in fiscal 2023. The Adjusted EBITDA improvements reflect the effect of supply chain constraints and the resulting increase in raw materials costs, which negatively impacted fiscal 2023 by approximately $16.0 million.
Earnings Conference Call
Iteris will conduct a conference call today to discuss its fiscal fourth quarter and full fiscal year 2024 results.
Date: Thursday, June 13, 2024
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 888-506-0062
International dial-in number: +1 973-528-0011
Participant access code: 321295
If joining by phone, please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MKR Investor Relations at 1-213-277-5550.
To listen to the live webcast or view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.
A telephone replay of the conference call will be available approximately two hours following the end of the call and will remain available for one week. To access the replay, dial +1-877-481-4010 (US Toll Free), or +1 919-882-2331 (International) and enter replay passcode 50705.
About Iteris, Inc.
Iteris is the world’s trusted technology ecosystem for smart mobility infrastructure management. Delivered through Iteris’ ClearMobility® Platform, our AI-powered end-to-end solutions monitor, visualize and optimize mobility infrastructure around the world, and help bridge legacy technology silos to unlock the future of transportation. That’s why more than 10,000 public agencies and private-sector enterprises focused on mobility rely on Iteris every day. Visit www.iteris.com for more information, and join the conversation on Twitter, LinkedIn and Facebook.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated demand and growth opportunities, conversion of bookings to revenue, the impact and success of new solution offerings, the Company’s acquisitions, our future performance, growth and profitability, operating results, and financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict, and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing product and service offerings; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments, and such competitors’ patent coverage, litigation and claims; any softness in the markets that we address; interruptions or other significant disruption in our supply chain which may negatively impact our ability to ship products and/or the cost of our products; risks related to our ability to recruit, integrate and/or retain key talent; our ability to replace large contracts once they have been completed; our ability to successfully complete and integrate acquired assets and companies; our ability to raise additional capital; the impact of any litigation or other legal proceedings; any errors in our software that might exist or might in the future exist; any disruption caused by any future data protection breaches, system security failures, cyber threats or unauthorized access to our or our customers’ data; pandemic and epidemic events, such as COVID-19, which may have a continuing impact on our future operating results; and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities, such as potential government shutdowns, rising interest rates, import/export tariffs, terrorist activities or armed conflicts in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Iteris Contact
Kerry A. Shiba
Senior Vice President, Chief Financial Officer, Secretary and Treasurer
Tel: (949) 270-9457
Email: kshiba@iteris.com

Investor Relations
MKR Investor Relations, Inc.
Todd Kehrli
Tel: (213) 277-5550
Email: iti@mkr-group.com

ITERIS, INC.
UNAUDITED CONDENSED
BALANCE SHEETS
(in thousands)

	March 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$25,850	$16,587
Restricted cash	125	140
Trade accounts receivable, net of allowance of $351 and $357 at March 31, 2024 and 2023, respectively	25,672	23,809
Unbilled accounts receivable	7,271	8,349
Inventories	13,432	10,841
Prepaid expenses and other current assets	3,581	3,128
Total current assets	75,931	62,854
Property and equipment, net	1,296	1,297
Right-of-use assets	7,237	8,345
Intangible assets, net	9,602	10,190
Goodwill	28,340	28,340
Other assets	1,039	768
Total assets	$123,445	$111,794
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$15,852	$12,943
Accrued payroll and related expenses	12,812	12,923
Accrued liabilities	6,596	5,453
Deferred revenues	8,070	6,720
Total current liabilities	43,330	38,039
Long-term liabilities	10,208	10,849
Total liabilities	53,538	48,888
Stockholders’ equity	69,907	62,906
Total liabilities and stockholders’ equity	$123,445	$111,794

ITERIS, INC.
UNAUDITED
STATEMENT OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023

Product revenues	$21,592	$25,076	$91,781	$85,097
Service revenues	21,158	17,364	80,206	70,955
Total revenues	42,750	42,440	171,987	156,052
Cost of product revenues	12,372	15,349	50,547	63,013
Cost of service revenues	14,408	13,603	56,854	51,021
Cost of revenues	26,780	28,952	107,401	114,034
Gross profit	15,970	13,488	64,586	42,018
Operating expenses:
General and administrative	6,495	5,179	23,866	22,083
Sales and marketing	6,387	6,150	25,334	22,802
Research and development	2,433	1,965	9,964	8,321
Amortization of intangible assets	651	650	2,603	2,620
Restructuring charges	—	—	—	707
Total operating expenses	15,966	13,944	61,767	56,533
Operating income (loss)	4	(456)	2,819	(14,515)
Non-operating income (expense):
Other income (expense), net	35	(105)	423	124
Interest income (expense)	112	3	221	(329)
Income (loss) before income taxes	151	(558)	3,463	(14,720)
(Provision for) benefit from income taxes	(51)	14	(332)	(135)
Net income (loss)	$100	$(544)	$3,131	$(14,855)

Net income (loss) per share:
Basic	$0.00	$(0.01)	$0.07	$(0.35)
Diluted	$0.00	$(0.01)	$0.07	$(0.35)

Weighted-average shares used in computing net income (loss) per share:
Basic	43,073	42,485	42,867	42,374
Diluted	44,247	42,485	43,904	42,374

ITERIS, INC.
Non-GAAP Financial Measures and Reconciliations

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Iteris has included the following non-GAAP financial measures: net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring charges, other legal expenses, and acquisition earnout payments (“Adjusted EBITDA”); and net income (loss) before depreciation, amortization, stock-based compensation expense, restructuring charges, other legal expenses, acquisition earnout payments and the tax effect of adjustments (“Adjusted Net Income (Loss)”. Basic and Diluted Adjusted Net Income (Loss) Per Share (“Basic Adjusted EPS” and “Diluted Adjusted EPS”, collectively, “Adjusted EPS”) are calculated as Adjusted Net Income (Loss) divided by our basic and diluted weighted-average number of shares outstanding, respectively. Components of these non-GAAP financial measures may be adjusted from time to time to reflect specific events and circumstances as they occur.
When viewed with our financial results prepared in accordance with GAAP and accompanying reconciliations, we believe Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS and the related financial ratios provide additional useful information to clarify and enhance the understanding of the factors and trends affecting our past performance and future prospects. We define these measures, explain how they are calculated and provide reconciliations of these measures to the most comparable GAAP measure in the tables below. Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS and the related financial ratios, as presented in this press release, are supplemental measures of our performance that are not required by or presented in accordance with GAAP. They are not a measurement of our financial performance under GAAP and should not be considered as alternatives to net income (loss) or any other performance measures derived in accordance with GAAP, or as alternative to net cash provided by (used in) operating activities as measures of our liquidity. The presentation of these measures should not be interpreted to mean that our future results will be unaffected by unusual or nonrecurring items.
We use Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS and non-GAAP operating performance measures internally as complementary financial measures to evaluate the performance and trends of our businesses. We present Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS and the related financial ratios, as applicable, because we believe that measures such as these provide useful information with respect to our ability to meet our operating commitments.
Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS and the related financial ratios have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

•They generally do not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;
•They do not reflect changes in, or cash requirements for, our working capital needs;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and our non-GAAP measures do not reflect any cash requirements for such replacements;
•They are not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;
•They do not reflect the impact on earnings of charges resulting from matters unrelated to our ongoing operations; and
•Other companies in our industry may calculate similarly-titled non-GAAP measures differently than we do, thereby limiting their usefulness as comparative measures.
Because of these limitations, Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, and the related financial ratios should not be considered as measures of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. You should compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS and the related financial ratios only as supplemental information. See our audited financial statements contained in our Form 10-K. However, despite the above limitations, we believe that Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted EPS, and the related financial ratios are useful to an investor in evaluating our results of operations because these measures:

•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•Help investors evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating performance; and
•Are used by our management team for various other purposes including presentations to our Board of Directors as a basis for strategic planning and forecasting.
The following financial items have been added back to or subtracted from our net income (loss) when calculating Adjusted EBITDA or Adjusted Net Income (Loss):

•Income taxes. This amount may be useful to investors because it represents the taxes that might be payable for the period and the change in deferred taxes during the period, and therefore could reduce cash flow available for use in our business.
•Depreciation expense. Iteris excludes depreciation expense primarily because it is a non-cash expense. These amounts may be useful to investors because it generally represents the wear and tear on our property and equipment used in our operations.
•Amortization expense. Iteris incurs amortization expense of intangible assets in connection with acquisitions. Iteris also incurs amortization expense related to capitalized software development costs. Iteris excludes these items because it does not believe that these expenses reflect our ongoing operating results in the period incurred. These amounts may be useful to investors because they represent the estimated attrition of our acquired customer base and the diminishing value of product rights.
•Interest income and expense. Iteris excludes interest income and expense because it does not believe this item reflects our ongoing business and operating results. This amount may be useful to investors for determining current cash flow. For Fiscal 2023 interest expense includes amortization of the remaining capitalized deferred financing costs due to the termination of the Credit Agreement. For Fiscal 2024 interest income was due to interest earned from cash held with banks.
•Stock-based compensation. These expenses consist primarily of expenses from employee and director equity-based compensation plans. Iteris excludes stock-based compensation primarily because they are non-cash expenses and Iteris believes that it is useful to investors to understand the impact of stock-based compensation to its results of operations and current cash flow.
•Restructuring charges. These expenses consist primarily of employee separation expenses, facility termination costs, and other expenses associated with Company restructuring activities. Iteris excludes these expenses as it does not believe that these expenses reflect our ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•Other legal expenses. Iteris excludes legal expenses that it believes are infrequent, unusual and not reflective of ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance. We do not adjust for any ordinary course legal expenses. For the fiscal year ended March 31, 2024, other legal expenses consist of costs related to a specific breach of contract dispute for which the Company previously expected a settlement to be reached, however, due to a change in facts and circumstances that now point to a more protracted and costly process, we included the legal costs of $1.0 million incurred during the three months ended March 31, 2024 and $2.8 million for the twelve months ended March 31, 2024. The matter is currently scheduled to go to trial in September 2024, so related costs will likely increase in the near term. The Company believes that the probability of an outcome resulting in a loss is remote. There were no such costs in the prior year periods.
•Acquisition earnout payments. These expenses are a result of the TrafficCast International, Inc. acquisition in December, 2020 and are the final earnout payments per the acquisition agreement. Iteris excluded these expenses as it does not believe that these expenses reflect our ongoing operating results in the period incurred. These amounts may be useful to our investors in evaluating our core operating performance.
•Tax effect of adjustments. This amount represents the income tax impact of the adjustments to net income (loss), as the Company believes that its GAAP income tax expense (benefit) as reported is not representative of the income tax impact of the adjustments. The tax effect was determined by recalculating the Company’s current and deferred income tax expense after incorporating the non-GAAP adjustments listed on the Adjusted Net Income (Loss) table. These amounts may be useful to our investors in evaluating our core operating performance.
It is impractical to attempt to reconcile expected Adjusted EBITDA to expected GAAP net income (loss) because many of the adjustments are difficult to forecast, including stock-based compensation because it depends on the price of our stock in the future, which is difficult to predict. The following tables present a reconciliation of historical net income (loss) to Adjusted EBITDA and the presentation of Adjusted EBITDA as a percentage of net revenues, and a reconciliation of historical net income (loss) to Adjusted Net Income (Loss) and the presentation of Adjusted EPS.

ITERIS, INC.
UNAUDITED
ADJUSTED EBITDA
(Amounts in thousands)

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023
Net income (loss)	$100	$(544)	$3,131	$(14,855)

Provision for (benefit from) income taxes	51	(14)	332	135
Depreciation expense	136	154	558	615
Amortization expense	937	783	3,286	3,179
Interest (income) expense	(112)	(3)	(221)	329
Stock-based compensation	747	908	2,965	2,890
Other adjustments:
Restructuring charges	—	—	—	707
Other legal expense	989	—	2,843	—
Acquisition earnout payments	—	128	—	376
Adjusted EBITDA	$2,848	$1,412	$12,894	$(6,624)
Percentage of total revenues	6.7%	3.3%	7.5%	(4.2)%

ITERIS, INC.
UNAUDITED
ADJUSTED NET INCOME (LOSS) AND ADJUSTED EPS
(In thousands, except for share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023
Net income (loss)	$100	$(544)	$3,131	$(14,855)
Adjustments to net income (loss):
Depreciation expense	136	154	558	615
Amortization expense	937	783	3,286	3,179
Stock-based compensation	747	908	2,965	2,890
Restructuring charges	—	—	—	707
Other legal expense	989	—	2,843	—
Acquisition earnout payments	—	128	—	376
Tax effect of adjustments	(12)	29	(66)	83
Adjusted Net Income (Loss)	$2,897	$1,458	$12,717	$(7,005)

Adjusted Net Income (Loss) per share:
Basic	$0.07	$0.03	$0.30	$(0.17)
Diluted	$0.07	$0.03	$0.29	$(0.17)

Weighted-average shares used in computing Adjusted Net Income (Loss) per share:
Basic	43,073	42,485	42,867	42,374
Diluted	44,247	42,485	43,904	42,374

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023
Net income (loss) per share - basic	$0.00	$(0.01)	$0.07	$(0.35)
Adjusted Net Income (Loss) adjustments[1]	0.07	0.04	0.23	0.18
Adjusted Net Income (Loss) per share - basic	$0.07	$0.03	$0.30	$(0.17)

	Three Months Ended March 31,		Year Ended March 31,
	2024	2023	2024	2023
Net income (loss) per share - diluted	$0.00	$(0.01)	$0.07	$(0.35)
Adjusted Net Income (Loss) adjustments[1]	0.07	0.04	0.22	0.18
Adjusted Net Income (Loss) per share - diluted	$0.07	$0.03	$0.29	$(0.17)

1Reflects the aggregate adjustments made to net income (loss) to Adjusted Net Income (Loss), as presented in the above table, divided by the GAAP weighted-average number of shares outstanding for the relevant period, as presented above. Due to rounding, some amounts may not compute as shown.